Delaware
______________________
The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "W3 GROUP, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF APRIL, A. D. 2003, AT 1:36 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3648702 8100 030253114	[SEAL]	/s/ Harriet Smith Windsor _______________________________________ Harriet Smith Windsor, Secretary of State AUTHENTICATION: 2375195 DATE: 04-21-03

State of Delaware Secretary of State Division of Corporations Delivered 01:49 PM 04/17/2003 FILED 01:36 PM 04/17/2003 SRV 030253114 - 3648702 FILE

CERTIFICATE OF INCORPORATION

   FIRST: The name of this corporation shall be W3 GROUP, INC.

   SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

   THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

   FOURTH: The total number of shares of stock which this corporation is authorized to issue is: Forty Million (40,000,000) shares of common stock and Ten Million (10,000,000) shares of preferred stock, each with a par value of one hundredth of one cent ($.0001) per share.

   The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

   FIFTH: The name and address of the incorporator is as follows:

M. A. Brzoska
Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

   SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

   SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (I) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

   IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this seventeenth day of April, A.D. 2003.

/s/ M. A. Brzoska M. A. Brzoska Incorporator